Exhibit 99

Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces 2019 Financial Results

LOWELL, Mass., January 23, 2020 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the year ended December 31, 2019 of $34.2 million, or $2.89 per diluted share, compared to $28.9 million, or $2.46 per diluted share, for the year ended December 31, 2018. Net income for the three months ended December 31, 2019 amounted to $8.7 million, or $0.74 per diluted share, compared to $6.5 million, or $0.55 per diluted share, for the same three-month period in 2018.

As previously announced on January 21, 2020, the Company declared a quarterly dividend of $0.175 per share to be paid on March 2, 2020 to shareholders of record as of February 10, 2020. The dividend rate for the first quarter of 2020 represents a 9.4% increase over the dividend rate for the same period in 2019.

Chief Executive Officer Jack Clancy commented, "The increase in our 2019 earnings compared to 2018 is largely attributable to solid loan and customer deposit growth and the continuation of positive credit metrics. For 2019, total assets, total loans and total customer deposits increased 9%, 7% and 11%, respectively, compared to December 31, 2018."

Mr. Clancy continued, "We operate with a long-term mindset that is focused on growing organically and supporting growth by continually investing in our people, products, services, technology, digital transformation, and both new and existing branches. We are especially excited to be opening our Lexington, MA branch this February and this coming summer our 26th branch will open in North Andover, MA."

On November 14, 2019, the Company was named #1 on the Boston Globe's Top Places to Work list among large-sized companies in Massachusetts. Founder and Chairman of the Board George Duncan commented, "This is our eighth consecutive year on the list, and we are very proud to be ranked #1 in 2019. I want to personally thank and commend our entire dedicated team for their continual efforts to foster an employee-centric culture whose foundation is based on respect, trust, caring, personal accountability and excellence. We believe these values and behaviors lead to positive morale, lower turnover and recruiting advantages and ultimately translate to memorable customer experiences, active community involvement, strong growth and strong shareholder returns."

Results of Operations

Net interest income for the year ended December 31, 2019 amounted to $115.9 million, an increase of $7.0 million, or 6%, compared to the year ended December 31, 2018. Net interest income for the three months ended December 31, 2019 amounted to $29.6 million, an increase of $1.4 million, or 5%, compared to the same three-month period in 2018. The increase in net interest income was due largely to interest-earning asset growth, primarily in loans. Average loan balances increased $128.4 million, or 6%, for the year ended December 31, 2019, and $181.8 million, or 8%, for the three months ended December 31, 2019 compared to the same respective 2018 period averages.

Tax equivalent net interest margin ("Margin") was 3.95% for the year ended December 31, 2019, compared to 3.97% for the year ended December 31, 2018. The decrease resulted from the cost of funds increasing more than interest earning asset yields. Margin was 3.93% for the three months ended December 31, 2019, compared to 4.03% for the three months ended December 31, 2018. The decrease resulted from a decrease in interest earning yields and an increase in the cost of funds.

The allowance for loan losses to total loans ratio was 1.31% at December 31, 2019, compared to 1.42% at December 31, 2018. For the year ended December 31, 2019, the provision for loan losses was $1.2 million, compared to $2.3 million for the year ended December 31, 2018. For both of the three-month periods ended December 31, 2019 and 2018, the provision for loan losses was a credit of $400 thousand.

The decrease in the provision for loan losses for 2019 compared to the prior year was due primarily to generally positive credit metrics, partially offset by the impact of loan growth in 2019. Affecting the provision for loan losses for the year ended December 31, 2019 compared to the prior year were:

•	The ratio of impaired and classified loans to total loans amounted to 2.25% at December 31, 2019, compared to 2.41% at December 31, 2018.

•	The provision for loan loss related to impaired and classified loans was lower in 2019 than in 2018, contributing to a decrease in the overall provision.

•	Loan growth for the year ended December 31, 2019 was $178.0 million, compared to $117.6 million during the year ended December 31, 2018.

•
The allowance allocated to non-classified loans was relatively flat for the year ended December 31, 2019 compared to 2018, as provisions necessary for loan growth were largely offset by continued positive credit and economic metrics.

Non-interest income for the year ended December 31, 2019 amounted to $16.3 million, an increase of $4.3 million, or 36%, compared to the year ended December 31, 2018. Non-interest income for the three months ended December 31, 2019 amounted to $4.3 million, an increase of $3.6 million compared to the three months ended December 31, 2018. Non-interest income increased in both the three month and year ended December 31, 2019 periods compared to the same prior year periods, due primarily to $2.9 million in realized losses on a discretionary partial restructure of the bond portfolio in 2018. Other changes included increases in deposit and interchange fees in the 2019 periods, as well as net gains on equity securities, which are included in other income, compared with net losses on equity securities in the comparable 2018 periods, due primarily to fair value adjustments.
For the year ended December 31, 2019, non-interest expense amounted to $86.4 million, an increase of $5.5 million, or 7%, compared to the year ended December 31, 2018. Non-interest expense for the three months ended December 31, 2019 amounted to $22.7 million, an increase of $2.1 million, or 10%, compared to the three months ended December 31, 2018. Increases in non-interest expense in the three month and year ended December 31, 2019 periods primarily related to the Company's strategic growth initiatives, particularly salaries and employee benefits and technology and telecommunications expenses. Technology initiatives include the Company's multi-year digital transformation strategy to enhance operating efficiency and the customer experience. Partially offsetting these expenses, were reductions in deposit insurance premiums primarily resulting from a Small Bank Assessment Credit from the FDIC Deposit Insurance Fund of $307 thousand for the three months ended December 31, 2019 and $683 thousand for the year ended December 31, 2019.

Key Financial Highlights

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Total assets amounted to $3.24 billion at December 31, 2019, compared to $2.96 billion at December 31, 2018, an increase of $270.7 million, or 9%. Since September 30, 2019, total assets increased $96.3 million, or 3%.

▪
Total loans amounted to $2.57 billion at December 31, 2019, compared to $2.39 billion at December 31, 2018, an increase of $178.0 million, or 7%. Since September 30, 2019, total loans increased $93.3 million, or 4%.

▪
Customer deposits were $2.79 billion at December 31, 2019, compared to $2.51 billion at December 31, 2018, an increase of $278.7 million, or 11%. Customer deposits at December 31, 2019 remained consistent with balances at September 30, 2019.

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Investment assets under management amounted to $916.6 million at December 31, 2019, compared to $800.8 million at December 31, 2018, an increase of $115.9 million, or 14%. Since September 30, 2019, investment assets under management increased $41.6 million, or 5%.

▪
Total assets under management amounted to $4.25 billion at December 31, 2019, compared to $3.85 billion at December 31, 2018, an increase of $393.2 million, or 10%. Since September 30, 2019, total assets under management increased $140.1 million, or 3%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 121 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, digital banking options, and insurance services. Enterprise Bank also provides a range of wealth management, wealth services and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell (2), Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is also in the process of establishing branch offices in the Massachusetts communities of Lexington and North Andover and anticipates that these offices will open in February 2020 and summer 2020, respectively.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, and changes in tax laws. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents:
Cash and due from banks	$39,927	$43,865
Interest-earning deposits	23,867	19,255
Total cash and cash equivalents	63,794	63,120
Investments:
Debt securities at fair value	504,788	431,473
Equity securities at fair value	467	1,448
Total investment securities at fair value	505,255	432,921
Federal Home Loan Bank stock	4,484	5,357
Loans held for sale	601	701
Loans, less allowance for loan losses of $33,614 at December 31, 2019 and $33,849 at December 31, 2018	2,531,845	2,353,657
Premises and equipment, net	45,419	37,588
Lease right-of-use asset	19,048	—
Accrued interest receivable	12,295	11,462
Deferred income taxes, net	8,732	11,747
Bank-owned life insurance	30,776	30,138
Prepaid income taxes	572	732
Prepaid expenses and other assets	6,572	11,279
Goodwill	5,656	5,656
Total assets	$3,235,049	$2,964,358
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Customer deposits	$2,786,730	$2,507,999
Brokered deposits	—	56,783
Total deposits	2,786,730	2,564,782
Borrowed funds	96,173	100,492
Subordinated debt	14,872	14,860
Lease liability	18,104	—
Accrued expenses and other liabilities	21,683	27,948
Accrued interest payable	846	979
Total liabilities	2,938,408	2,709,061
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,825,331 shares issued and outstanding at December 31, 2019 and 11,708,218 shares issued and outstanding at December 31, 2018	118	117
Additional paid-in capital	94,170	91,281
Retained earnings	191,843	165,183
Accumulated other comprehensive income (loss)	10,510	(1,284)
Total stockholders' equity	296,641	255,297
Total liabilities and stockholders' equity	$3,235,049	$2,964,358

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income:
Loans and loans held for sale	$31,109	$29,304	$122,082	$111,090
Investment securities	3,350	2,893	13,135	10,728
Other interest-earning assets	203	267	1,891	1,085
Total interest and dividend income	34,662	32,464	137,108	122,903
Interest expense:
Deposits	4,785	3,990	19,941	12,760
Borrowed funds	70	51	385	383
Subordinated debt	233	233	925	925
Total interest expense	5,088	4,274	21,251	14,068
Net interest income	29,574	28,190	115,857	108,835
Provision for loan losses	(400)	(400)	1,180	2,250
Net interest income after provision for loan losses	29,974	28,590	114,677	106,585
Non-interest income:
Wealth management fees	1,417	1,410	5,494	5,624
Deposit and interchange fees	1,829	1,626	6,870	6,234
Income on bank-owned life insurance, net	156	167	638	672
Net gains (losses) on sales of available for sale securities	—	(2,917)	146	(2,950)
Net gains on sales of loans	225	81	469	260
Other income	667	375	2,702	2,150
Total non-interest income	4,294	742	16,319	11,990
Non-interest expense:
Salaries and employee benefits	14,077	12,963	56,059	51,442
Occupancy and equipment expenses	2,075	2,222	8,417	8,526
Technology and telecommunications expenses	2,300	1,622	7,590	6,382
Advertising and public relations expenses	1,035	898	2,962	3,182
Audit, legal and other professional fees	650	364	2,039	1,725
Deposit insurance premiums	143	433	876	1,697
Supplies and postage expenses	253	255	971	989
Other operating expenses	2,181	1,891	7,501	6,935
Total non-interest expense	22,714	20,648	86,415	80,878
Income before income taxes	11,554	8,684	44,581	37,697
Provision for income taxes	2,815	2,184	10,381	8,816
Net income	$8,739	$6,500	$34,200	$28,881

Basic earnings per share	$0.74	$0.56	$2.90	$2.47
Diluted earnings per share	$0.74	$0.55	$2.89	$2.46

Basic weighted average common shares outstanding	11,819,070	11,703,337	11,789,570	11,679,520
Diluted weighted average common shares outstanding	11,857,771	11,763,444	11,829,818	11,750,462

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the year ended	At or for the year ended
(Dollars in thousands, except per share data)	December 31, 2019	December 31, 2018

BALANCE SHEET AND OTHER DATA
Total assets	$3,235,049	$2,964,358
Loans serviced for others	95,905	89,232
Investment assets under management	916,623	800,751
Total assets under management	$4,247,577	$3,854,341

Book value per share	$25.09	$21.80
Dividends paid per common share	$0.64	$0.58
Total capital to risk weighted assets	11.88%	11.77%
Tier 1 capital to risk weighted assets	10.13%	9.93%
Tier 1 capital to average assets	8.86%	8.56%
Common equity tier 1 capital to risk weighted assets	10.13%	9.93%
Allowance for loan losses to total loans	1.31%	1.42%
Non-performing assets	$14,771	$11,784
Non-performing assets to total assets	0.46%	0.40%

INCOME STATEMENT DATA
Return on average total assets	1.10%	1.00%
Return on average stockholders' equity	12.31%	12.15%
Net interest margin (tax equivalent)(1)	3.95%	3.97%

(1) Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest earning assets.